SIXTH AMENDMENT TO LEASE

   THIS SIXTH AMENDMENT TO LEASE is made as of March 26, 1998 between PETULA ASSOCIATES, LTD., an Iowa corporation and EQUITY FC, LTD., an Iowa corporation (collectively, "Lessor"), and SEQUENT COMPUTER SYSTEMS, INC., an Oregon corporation ("Lessee").

                                RECITALS

   A. Lessor and Lessee are parties to that certain Lease Agreement dated May 8, 1987 (the "Lease Agreement") and the following documents (the
"Amendments"), which amend such Lease Agreement (the Lease Agreement and all such Amendments are herein collectively referred to as the "Lease"):

      1. First Amendment dated September 13, 1991;
      2. Second Amendment dated August 13, 1992;
      3. Third Amendment dated December 2, 1992;
      4. Fourth Amendment dated April 5, 1993; and
      5. Fifth Amendment dated September 30, 1997.

   B. Capitalized terms not defined in this Amendment have the meanings set forth in the Lease.

   C. Lessor and Lessee desire to amend the Lease as set forth herein.

                               AGREEMENT

1. LEASE REVISIONS.

   1.1 Exercise Notice. Section 6.2.1 of the Lease is hereby deleted and the following is inserted in its place:

          "6.2.1 Lessee must give written notice (herein the "Notice") of the exercise of the Option to Purchase, which Notice shall be delivered to Lessor no earlier than February 1, 1998 and no later than April 1, 1998, and any attempted exercise of the Option to Purchase at any other time shall be null, void and of no legal effect; and"

   1.2 Defined Term Change. All references in Section 6.3.2 and 6.4.2 of the Lease to the "Expiration Date of the Initial Term" or the "Expiration
Date" are hereby changed to references to April 1, 1998.

   1.3 Title. Section 6.4.1 of the Lease is hereby deleted and the following is inserted in its place:

          "6.4.1 Title. The closing of the purchase and sale of the Property (herein the "Closing") shall take place in escrow at a title company selected by Lessor (herein the "Escrow Agent"). The date that the Statutory Special Warranty Deed referenced in Section 6.4.4 is recorded and the Escrow Agent is in a position to disburse all funds to Lessor is herein referred to as the "Date of Closing" or the "Closing Date."
       Lessor has furnished to Lessee and Lessee has reviewed that 6th Supplemental Preliminary Title Report dated March 18, 1998, Title Number W186736H, issued by Transnation Title Insurance Company (the "Title Report") which Title Report describes the condition of title to the Property and other property. Lessor and Lessee agree that the following exceptions in the Title Report are herein referred to as "Permitted Exceptions:" 7 and 8 (provided the reference to each exception in the Statutory Special Warranty Deed described in Section 6.4.4 and the Owner's Policy of Title Insurance described in Section 6.4.3 states that all assessments have been paid in full as of Closing), 54, 55, 56, 58, 59, 60, 61, 62, 66 and 67. Notwithstanding anything to the contrary herein set forth, the following are and shall be deemed to be Permitted
       Exceptions: reservations in Federal patents; Conditions, Covenants and Restrictions; beneficial easements; easements that serve real property in the general vicinity of the Property and that do not unreasonably interfere with the use and enjoyment of the Premises; and, if the purchase price is the Set Option Price, all local improvement district assessments levied against the Property or any portion thereof.
       Lessor agrees not to place any mortgage or trust deed upon the Property to secure payment of a sum in excess of the Set Option Price unless the same contains a covenant that the Property will be released or reconveyed upon payment to the holder thereof of an amount equal to or less than the Set Option Price."

   1.4 Delays in Closing. Section 6.4.2 of the Lease is hereby deleted and the following is inserted in its place:

          "6.4.2 Delays in Closing. The Closing shall occur on April 1, 1998. Lessee shall have no right to close the purchase of the Property absent simultaneously closing the purchase of (i) the land and improvements covered by the second building lease between Lessor and Lessee dated
       May 8, 1987, as amended by letter dated January 12, 1988, Addendum of 1987 (undated) and amendments dated July 28, 1988, September 13, 1991, December 2, 1992, April 5, 1993, September 30, 1997 and of even date with this Amendment (collectively, the "Second Lease") and (ii) the land and improvements covered by the third building lease between Principal
       Mutual Life Insurance Company and Petula Associates, Ltd., together as lessor, and Lessee, as lessee, dated July 28, 1988, as amended by amendments dated July 28, 1989, September 13, 1991, December 2, 1992, April 5, 1993, September 30, 1997 and of even date with this Amendment (collectively, the "Third Lease"). Any failure by Lessee to close the purchase of the land and improvements covered by the Second Lease and Third Lease on April 1, 1998 shall be deemed a rescission of the exercise of the Option to Purchase the Property pursuant to Section 6.

          "In the event the Closing does not occur on April 1, 1998, then
       (i) Lessor shall continue to lease to Lessee and Lessee shall continue to lease from Lessor the Premises at the rental and upon all of the terms and conditions set forth in this Lease until the Closing occurs as provided herein or until the expiration or termination of this Lease, whichever occurs first, and (ii) if the Closing does not occur on April 1, 1998 for any reason attributable to Lessee, Lessee shall have an additional fifteen- (15-) day period during which Lessee shall exert best efforts to close the purchase of the Property. If the Closing does not occur within such fifteen- (15-) day period for any reason attributable to Lessee, the Option to Purchase shall terminate, Lessor shall not have any obligation to convey the Property to Lessee and Lessor shall have all remedies available to Lessor under Section 6.9 of the Lease. If the delay in Closing is attributable to Lessor or to a third party not in relationship with Lessee, then the fifteen- (15-) day period shall be extended, on the same terms until a Closing can be accomplished and Lessee shall have all remedies available to it under this Lease."

   1.5 Closing Costs and Title Insurance. The following is added after the last sentence of Section 6.4.3 of the Lease and is hereby made a part of Section 6.4.3:

          "If available from Escrow Agent and if requested by Lessor, Escrow Agent shall issue to Lessor at its expense a 'simultaneous issue' seller's policy of title insurance."

   1.6 Conveyance.  The following shall be added after the last sentence of
Section 6.4.4 of the Lease and is hereby made a part of Section 6.4.4:

          "At Lessee's request, Lessor shall convey title to the Property to an institutional lender or trustee providing synthetic lease financing or other institutional financing to Lessee in connection with its acquisition of the Property; provided, however, use of such designee will not affect (or operate as a release of) Lessee's obligations or liability under the Lease, including the Option to Purchase provisions of the Lease."

    1.7 Lease Termination.  The following is added as a new Section 6.4.7 to the
Lease:

          "6.4.7 Termination of Lease. This Lease shall automatically terminate effective upon the Closing of the sale of the Property from Lessor to Lessee pursuant to this Section 6; provided, however, the Survival Provisions of Section 50 shall apply in connection with any such termination. If requested by Lessee, Lessor shall enter into a lease termination agreement with Lessee to evidence the agreement of the parties in this Section 6.4.7, and Lessee shall have the right to record such lease termination agreement in the records of Washington County, Oregon at any time following the recording of the statutory special warranty deed referenced in Section 6.4.4."

    1.8 Committee Approval.  The following is added as new Section 6.4.8 to the
Lease:

          "6.4.8 Committee Approval. Lessor shall not have any obligation to close the purchase and sale of the Property unless, as of the Closing Date, Lessor has obtained approval of the Investment Committee of Petula Associates, Ltd. to such purchase and sale, provided, however, that if Lessor is unable to obtain such Committee approval,
        (i) such failure to obtain approval shall not affect Lessee's right to purchase the land and improvements covered by the Second Lease and Third Lease pursuant to the terms thereof; (ii) Lessee shall not be responsible for the costs described in Section 6.8.2 and (iii) Lessee shall continue to lease the property pursuant to the terms of the Lease. If Lessee closes the purchase of the land and improvements covered by the Second Lease and Third Lease but not the Property covered by this Lease, the parties shall enter into (i) a skybridge easement agreement with respect to the bridge connecting the improvements covered by the Third Lease and this Lease in form mutually agreeable to the parties and (ii) an easement agreement with respect to a trench across the Property covered by this Lease in form mutually agreeable to the parties."

   1.9 The following is added at the end of Section 6.8.1.2 of the Lease and is made a part of such Section:

           "No rescission notice given by Lessee to Lessor pursuant to this
        Section 6.8.1.2 will be valid unless Lessee simultaneously gives to Lessor a rescission notice to rescind its exercise of the Option to Purchase under the Second Lease and the Third Lease."

   1.10 The last sentence of Section 6.9 of the Lease is hereby deleted and the following is inserted in its place:

           "In such event, Lessor shall accept the payment of costs under
        Section 6.8.2 above as liquidated damages and as its sole remedy for such a failure of Lessee to Close, and Lessor shall continue to lease to Lessee and Lessee shall continue to lease from Lessor the Premises for the term, at the rental, and upon all of the terms and conditions set forth in this Lease, except that the Option to Purchase in
        Section 6 shall terminate and Lessor shall not have any obligation to convey the Property to Lessee."

   1.11 Skybridge.  The following is added at the end of the second sentence of
Section 47.3.4 of the Lease and is made a part of such sentence:

           "provided, if Lessee purchases the Property and the Third Building simultaneously, the Skybridge shall be included in the sale of the Property."

   1.12 Traffic Signal.  The following is added as a new Section 51 to the
Lease:

           "51 Traffic Signal. Lessor and Lessee agree that the cost to install a traffic signal (the "Signal") at the intersection of Koll Parkway, Walker Road and SW 150th Avenue shall be treated as a Special Common Area Assessment pursuant to the Declaration of Covenants, Conditions and Restrictions dated March 12, 1986, as amended by First Amendment thereto dated October 28, 1996 and Section Amendment thereto dated March 13, 1998 (collectively, the "Declaration"), which Declaration encumbers the Property and other property. Once the Signal has been installed and is operational (the "Signal Completion Date"), Lessor shall furnish to Lessee a statement in commercially reasonable detail showing the portion of the cost to install such Signal (the "Signal Cost") that is allocated to the Property as a Special Common Area Assessment pursuant to the Declaration and, upon request from Lessee, shall furnish copies of invoices received and paid by Lessor in connection with the installation of the Signal.
        Lessee agrees to reimburse Lessor for the portion of the Signal Cost allocated to the Property, provided, however, that, except as provided herein, Lessee shall not be required to pay such cost in a lump sum, but rather such cost, together with a financing charge of ten percent (10%) per annum, shall be amortized over an estimated useful life of ten (10) years and Lessee shall reimburse Lessor for such cost by paying Lessor in equal monthly installments beginning on the first day of the second calendar month following the Signal Completion Date (or on the first day of the next calendar month if the Signal Completion Date is the first day of a calendar month) and on the first day of each month thereafter during the remaining term of this Lease that portion of such cost attributable to the month preceding such payment based on such amortization plan. If the Signal Completion Date is a day other than the first day of a calendar month, then on the first day of the calendar month following the Signal Completion Date, Lessee shall pay to Lessor interest at the rate provided herein from the Signal Completion Date through the last day of the month in which the Signal Completion Date occurs. In the alternative, Lessee shall have the right to prepay all or any portion of the outstanding balance of such cost at any time without any prepayment charge. If Lessee purchases the Property pursuant to the Option to Purchase in this Lease and the Signal has been installed and is operational, upon the closing of such purchase Lessee shall pay to Lessor the outstanding balance of the Signal Cost allocated to the Property. If Lessee does not purchase the Property pursuant to the Option to Purchase in this Lease and this Lease expires or otherwise terminates, the (i) Lessee shall pay to Lessor within ten (10) days of such expiration or termination that portion of the Signal Cost allocated to the Property that is attributable to the period commencing with the first day of the month in which this Lease expires or otherwise terminates, and (ii) Lessee's obligation to reimburse Lessor for the remaining balance of the Signal Cost allocated to the Property shall cease upon such expiration or termination of this Lease, provided, however, that if this Lease terminates due to the default of Lessee, Lessor may recover from Lessee the unpaid portion of the Signal Cost allocated to the Property, if any, in addition to other amounts allowed under Section 20.2 of this Lease. Nothing herein shall be deemed an agreement by Lessee that the cost of any other traffic signal(s) installed near the Property in the future should be passed through to Lessee under this Lease."

2. STATUS OF LEASE. Except as expressly amended hereby, the Lease remains in full force and effect and is hereby ratified and affirmed.

3. COUNTERPARTS. This Amendment may be executed simultaneously or in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Amendment.

4. FACSIMILE TRANSMISSION. Facsimile transmission of any signed original document, and retransmission of any signed facsimile transmission, shall be the same as delivery of an original. At the request of either party, the parties shall confirm facsimile transmitted signatures by signing an original document.

    IN WITNESS WHEREOF, this Eighth Amendment to Lease has been executed as of the date set forth above.

           LESSOR:  PETULA ASSOCIATES, LTD., an Iowa corporation

                          By:       /s/ MICHAEL S. DUFFY
                          Name:     MICHAEL S. DUFFY
                          Title:    VICE PRESIDENT

                          By:       /s/ GREGORY C. HAUSER
                          Name:     GREGORY C. HAUSER
                          Title:    VICE PRESIDENT


                    EQUITY FC, LTD., an Iowa corporation

                          By:       /s/ L.S. VALENTINO
                          Name:     L.S. VALENTINO
                          Title:    COUNSEL

                          By:       /s/ RONALD B. FRANKLIN
                          Name:     RONALD B. FRANKLIN
                          Title:    VICE PRESIDENT


           LESSEE:  SEQUENT COMPUTER SYSTEMS, INC., an Oregon corporation

                          By:       /s/ ROBERT B. WITT
                          Name:     ROBERT B. WITT
                          Title:    VICE PRESIDENT & CIO